EXHIBIT 10.1

LabOne, Inc. 2005 Management Incentive Compensation Program

The LabOne, Inc. 2005 Management Incentive Compensation Program provides for potential annual incentive compensation for LabOne, Inc. management personnel. Potential annual incentive compensation payable under this Program is established as a percentage of the employee's base salary and is subject to the Company's attainment of specified annual net earnings per diluted share targets, in some cases attainment of company business unit financial performance measures and/or employee performance standards, and the approval of the Executive Compensation Committee of the Company's Board of Directors.

The following chart depicts the potential annual incentive compensation achievable under the Program:

POSITION	POTENTIAL INCENTIVE COMPENSATION - PERCENTAGE OF BASE SALARY
W. Thomas Grant, II	100%
John W. McCarty	75%
Michael J. Asselta	75%
Joseph C. Benage	60%
Philip A. Spencer	60%
Kent J. McAllister	50%
Gregg R. Sadler	50%
Thomas H. Bienvenu	40%
Troy L. Hartman	40%
Patrick James	40%
James J. Mussatto	40%
Andrea K. Thomas	40%
Senior Vice President	25%*
Vice President	20%*
Director	15%*
Manager	10%*

*Standard percentage for potential incentive compensation; exceptions made on a case-by-case basis.